Exhibit 99.1

IPG PHOTONICS ANNOUNCES SECOND QUARTER 2025 FINANCIAL RESULTS
Demand Recovery and Strategic Initiatives Drove Revenue Above Expectations
Book-to-Bill was Approximately One as Bookings Also Remained Strong
MARLBOROUGH, Mass. – August 5, 2025 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the second quarter ended June 30, 2025.

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share data and percentages)	2025	2024	Change	2025	2024	Change
Revenue	$250.7	$257.6	(3)%	$478.5	$509.7	(6)%
Gross margin	37.3%	37.3%		38.3%	38.0%
Operating income	$0.1	$12.0	(99)%	$1.9	$31.1	(94)%
Operating margin	—%	4.7%		0.4%	6.1%
Net income	$6.6	$20.2	(67)%	$10.4	$44.3	(77)%
Earnings per diluted share	$0.16	$0.45	(64)%	$0.24	$0.97	(75)%
Non-GAAP Measures*
Adjusted gross margin	37.8%	37.5%		38.9%	38.2%
Adjusted EBITDA	$31.5	$39.4	(20)%	$64.2	$79.6	(19)%
Adjusted earnings per diluted share	$0.30	$0.52	(42)%	$0.61	$1.03	(41)%

*Adjusted gross margin, adjusted EBITDA and adjusted earnings per diluted share include non-GAAP adjustments. A reconciliation from GAAP to non-GAAP metrics is provided in this earnings release.
Management Comments
“I am happy to report that we delivered second quarter results well above expectations. Our revenue improved sequentially, driven by modest demand recovery in general industrial and e-mobility markets. Excluding the impact of a divestiture, this was our first year-over-year revenue increase since 2022. We’re making progress on our strategy to drive profitable growth with initiatives that are already yielding results. This quarter, we saw higher revenue in medical, supported by a customer win earlier in the year, and reported strong growth in advanced applications. We are also launching a directed energy system for counter-UAV applications, which we believe will unlock significant value for our customers,” said Dr. Mark Gitin, Chief Executive Officer of IPG Photonics. "At the same time, we have significantly strengthened our leadership team and are continuing our investments in growth opportunities."
Financial Highlights
Second quarter revenue of $251 million decreased 3% year over year due to divestitures, and was higher year over year excluding divestitures as lower sales in materials processing were offset by growth in medical and advanced applications. Changes in foreign exchange rates increased revenue growth by approximately 1%. Materials processing sales accounted for 85% of total revenue and decreased 6% year over year, as a result of divestitures and lower sales in cutting, welding and additive manufacturing applications, partially offset by higher revenue in micromachining and the cleanLASER acquisition. Other applications sales increased 21% year over year driven by higher revenue in medical and advanced applications. Emerging growth products sales accounted for 54% of total revenue, increasing from 51% in the prior quarter. By region, sales increased 14% in Asia, and decreased 4% in North America and 24% in Europe on a year-over-year basis.
GAAP gross margin of 37.3% was flat year over year as a decrease in unabsorbed expenses and lower inventory provisions were offset by higher product cost and tariffs. Adjusted EBITDA was $31.5 million and adjusted earnings per diluted share (EPS) were $0.30 in the second quarter. During the second quarter, IPG spent $15 million on capital expenditures and $30 million on share repurchases.

Exhibit 99.1
Business Outlook and Financial Guidance
“The second quarter book-to-bill ratio was approximately one on the higher revenue. We are seeing continued demand into the third quarter despite the uncertainty related to tariffs. We have been successfully adapting to the current operating environment and taking advantage of our flexible global manufacturing footprint and supply chain capabilities to address tariffs," concluded Dr. Gitin.

For the third quarter of 2025, IPG expects revenue of $225 million to $255 million, adjusted gross margin between 36% and 38% and operating expenses of $89 million to $91 million. IPG anticipates delivering adjusted earnings per diluted share in the range of $0.05 to $0.35 and adjusted EBITDA in the range of $22 million to $36 million.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, trade policy changes and trade restrictions, product demand, order cancellations and delays, competition, tariffs and retaliatory tariffs, currency fluctuations and general economic conditions. The current uncertainty related to the trade environment and tariff policies increases the risks to the outlook that we have provided. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports filed with the SEC, and assumes exchange rates relative to the U.S. dollar of euro 0.85, Japanese yen 144 and Chinese yuan 7.16, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited Financial Data Workbook and Second Quarter 2025 Earnings Call Presentation available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, August 5, 2025 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Senior Director, Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to develop innovative laser solutions making the world a better place. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Exhibit 99.1
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including those statements related to our strategy to drive profitable growth, launching a directed energy system for counter-UAV applications that we believe will unlock significant value for our customers, continuing our investments in growth opportunities, continuous demand into the third quarter despite the uncertainty related to tariffs, successfully adopting to the current operating environment and taking advantage of our flexible global manufacturing footprint and supply chain capabilities to address tariffs, and statements related to revenue, adjusted gross margin and operating expenses outlook, adjusted earnings per diluted share and adjusted EBITDA guidance, including the expected impact of tariffs, and the impact of the U.S. dollar on our guidance for third quarter of 2025. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; inability to manage risks associated with international customers and operations; changes in trade controls and tariff policies; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 20, 2025) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In thousands, except per share data)
Net sales	$250,721	$257,645	$478,514	$509,654
Cost of sales	157,148	161,459	295,129	315,932
Gross profit	93,573	96,186	183,385	193,722
Operating expenses:
Sales and marketing	25,552	22,487	49,982	45,485
Research and development	29,937	27,487	58,273	56,868
General and administrative	34,882	31,602	67,690	62,760
Gain on sale of assets	—	(674)	—	(7,450)
Loss on foreign exchange	3,098	3,244	5,509	4,919
Total operating expenses	93,469	84,146	181,454	162,582
Operating income	104	12,040	1,931	31,140
Other income, net:
Interest income, net	8,001	12,778	15,445	26,955
Other income, net	166	194	1,510	519
Total other income	8,167	12,972	16,955	27,474
Income before provision for income taxes	8,271	25,012	18,886	58,614
Provision for income taxes	1,666	4,858	8,523	14,361
Net income	$6,605	$20,154	$10,363	$44,253
Net income per share:
Basic	$0.16	$0.45	$0.24	$0.97
Diluted	$0.16	$0.45	$0.24	$0.97
Weighted average common shares outstanding:
Basic	42,481	44,918	42,543	45,439
Diluted	42,577	45,012	42,720	45,601

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2025	2024
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$359,184	$620,040
Short-term investments	540,414	310,152
Accounts receivable, net	201,038	171,131
Inventories	303,841	284,780
Prepaid income taxes	28,813	17,592
Prepaid expenses and other current assets	40,866	27,300
Total current assets	1,474,156	1,430,995
Deferred income taxes, net	114,268	115,031
Goodwill	71,763	67,241
Intangible assets, net	54,653	55,376
Property, plant and equipment, net	621,352	588,375
Other assets	43,256	32,246
Total assets	$2,379,448	$2,289,264
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$41,522	$35,385
Accrued expenses and other current liabilities	170,790	152,048
Income taxes payable	4,640	17,586
Total current liabilities	216,952	205,019
Other long-term liabilities and deferred income taxes	57,944	59,774
Total liabilities	274,896	264,793
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 56,905,313 and 42,329,918 shares issued and outstanding, respectively, at June 30, 2025; 56,632,974 and 42,548,561 shares issued and outstanding, respectively, at December 31, 2024.	6	6
Treasury stock, at cost, 14,575,395 and 14,084,413 shares held at June 30, 2025 and December 31, 2024, respectively.	(1,535,525)	(1,505,321)
Additional paid-in capital	1,053,080	1,035,285
Retained earnings	2,624,231	2,613,868
Accumulated other comprehensive loss	(37,240)	(119,367)
Total IPG Photonics Corporation stockholders' equity	2,104,552	2,024,471
Total liabilities and equity	$2,379,448	$2,289,264

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2025	2024
	(In thousands)
Cash flows from operating activities:
Net income	$10,363	$44,253
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	31,167	31,506
Provisions for inventory, warranty & bad debt	22,080	30,365
Other	17,162	(8)
Changes in assets and liabilities that (used) provided cash, net of acquisitions:
Accounts receivable and accounts payable	(14,061)	39,736
Inventories	(23,837)	17,041
Other	(31,645)	(54,839)
Net cash provided by operating activities	11,229	108,054
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(40,176)	(52,270)
Proceeds from sales of property, plant and equipment	563	28,274
Purchases of short-term investments	(579,814)	(301,541)
Proceeds from short-term investments	357,859	633,993
Other	52	188
Net cash (used in) provided by investing activities	(261,516)	308,644
Cash flows from financing activities:
Payments for taxes related to net share settlement of equity awards less proceeds from issuance of common stock under employee stock options	(4,253)	1,792
Purchase of treasury stock net of excise tax, at cost	(30,204)	(212,020)
Net cash used in financing activities	(34,457)	(210,228)
Effect of changes in exchange rates on cash and cash equivalents	23,888	(604)
Net (decrease) increase in cash and cash equivalents	(260,856)	205,866
Cash and cash equivalents — Beginning of period	620,040	514,674
Cash and cash equivalents — End of period	$359,184	$720,540
Supplemental disclosures of cash flow information:
Cash paid for interest	$8	$94
Cash paid for income taxes	$32,918	$34,165

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Use of Non-GAAP Adjusted Financial Information

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”) and are provided as supplemental information to enhance understanding of the Company’s financial performance. These measures should not be considered as a substitute for, or superior to, GAAP financial measures. The following information provides the definition of adjusted gross profit, adjusted gross margin, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, adjusted net earnings per share (EPS), and adjusted tax rate as presented, which are financial measures that are not calculated or presented in accordance with GAAP, and reconciliation to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided adjusted gross profit, adjusted gross margin, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, adjusted EPS, and an adjusted tax rate as supplemental information and in addition to the financial measures presented by the Company that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measure presented by the Company.

We define adjusted gross profit as reported gross profit, adjusted for non-recurring, infrequent, or unusual changes, including acquisition and integration charges and amortization of acquisition-related intangibles.

We define adjusted gross margin as adjusted gross profit divided by total revenue.

We define adjusted operating income as reported income from operations, adjusted for non-recurring, infrequent, or unusual charges, including acquisition and integration charges, amortization of acquisition-related intangibles, foreign exchange gains/losses and gain/loss on disposal of assets/divestiture.

We define EBITDA as net income plus interest expense (income), provision for income taxes, depreciation expense, and amortization expense.

We define adjusted EBITDA as EBITDA adjusted for non-recurring, infrequent, or unusual charges, and other adjustments that the Company believes appropriate, including stock-based compensation, acquisition and integration charges, foreign exchange gains/losses and gain/loss on disposal of assets/divestiture.

We define adjusted net income as reported net income, adjusted for non-recurring, infrequent, or unusual changes, and other adjustments that the Company believes appropriate, including amortization of acquisition-related intangibles, acquisition and integration charges, foreign exchange gains/losses and gain/loss on disposal of assets/divestiture, certain discrete tax items and non-GAAP income tax reconciling adjustments.

We define adjusted EPS as adjusted net income divided by the weighted-average diluted shares outstanding.

We define adjusted tax rate as the GAAP tax rate, adjusted for discrete tax items and the net impact of non-GAAP adjustments.
Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. Specifically, these non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts.

In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors. However, these non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies. Management may, however, utilize other measures to illustrate performance in the future. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided below. These non-GAAP measures exclude (i) special inventory provisions, (ii) amortization of acquisition-related intangibles, (iii) restructuring charges, (iv) acquisition and integration charges, (v) goodwill and intangible asset impairments, (vi) foreign exchange gains/losses, (vii) interest income, (viii) benefit (provision) from

Exhibit 99.1
income taxes, (ix) depreciation, (x) amortization, (xi) stock-based compensation, (xii) gain/loss on disposal of assets/divestiture, (xiii) certain discrete tax items, and (xiv) non-GAAP income tax reconciling adjustments.

We have not provided a quantitative reconciliation of forward-looking Non-GAAP adjusted earnings per diluted share and adjusted EBITDA to their most directly comparable GAAP financial measures because we are unable to estimate with reasonable certainty the ultimate timing or amount of certain significant items without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact adjusted earnings per diluted share and adjusted EBITDA. This includes items that have not yet occurred, are out of the Company’s control, cannot be reasonably predicted and/or for which there would not be any meaningful adjustment or difference. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

Our non-GAAP tax provision for the fiscal second quarter of 2025 is 14%. The difference between our GAAP income tax provision and our non-GAAP income tax provision is presented as non-GAAP income tax reconciling adjustments.

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF NON-GAAP MEASUREMENTS (UNAUDITED)

Reconciliation of Gross Profit to Adjusted Gross Profit, Adjusted Gross Margin

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands, except per share data)
Gross profit	$93,573	$96,186	$183,385	$193,722
Gross margin	37.3%	37.3%	38.3%	38.0%
Amortization of acquisition-related intangibles	1,061	440	2,077	928
Acquisition and integration charges	260	—	482	—
Adjusted gross profit	$94,894	$96,626	$185,944	$194,650
Adjusted gross margin	37.8%	37.5%	38.9%	38.2%

Reconciliation of Operating Income to Adjusted Operating Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands, except per share data)
Operating income	$104	$12,040	$1,931	$31,140
Amortization of acquisition-related intangibles	2,594	1,377	5,096	2,802
Acquisition and integration charges	1,068	—	2,059	—
Loss on foreign exchange	3,098	3,244	5,509	4,919
Gain on sale of assets	—	—	—	(6,776)
Adjusted operating income	$6,864	$16,661	$14,595	$32,085

Reconciliation of Net income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands, except per share data)
Net income	$6,605	$20,154	$10,363	$44,253
Interest income, net	(8,001)	(12,778)	(15,445)	(26,955)
Provision for income taxes	1,666	4,858	8,523	14,361
Depreciation	12,172	13,309	23,728	27,236
Amortization	3,654	2,010	7,439	4,270
EBITDA	$16,096	$27,553	$34,608	$63,165
Stock based compensation	11,287	8,570	22,054	18,302
Acquisition and integration charges	1,068	—	2,059	—
Loss on foreign exchange	3,098	3,244	5,509	4,919
Gain on sale of assets	—	—	—	(6,776)
Adjusted EBITDA	$31,549	$39,367	$64,230	$79,610

Exhibit 99.1
Reconciliation of GAAP to Non-GAAP Net Income, and GAAP to Non-GAAP Net Income per Share, Diluted

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands, except per share data)
Net income	$6,605	$20,154	$10,363	$44,253
Amortization of acquisition-related intangibles	2,594	1,377	5,096	2,802
Acquisition and integration charges	1,068	—	2,059	—
Loss on foreign exchange	3,098	3,244	5,509	4,919
Gain on sale of assets	—	—	—	(6,776)
Certain discrete tax items	275	(85)	4,889	1,912
Tax impact of non-GAAP adjustments	(710)	(1,075)	(1,858)	(342)
Adjusted net income	$12,930	$23,615	$26,058	$46,768
Adjusted net earnings per diluted share	$0.30	$0.52	$0.61	$1.03
Weighted average diluted shares outstanding	42,577	45,012	42,720	45,601

Reconciliation of GAAP to Non-GAAP Effective Tax Rate

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Tax rate	20%	19%	45%	25%
Discrete tax items	(3)%	—%	(26)%	(3)%
Net impact of non-GAAP adjustments	(3)%	1%	(2)%	(1)%
Adjusted tax rate	14%	20%	17%	21%

During the first fiscal quarter of 2025, the Company refined its methodology to report non-GAAP measures. The change does not impact the Company’s financial position, cash flows, or GAAP consolidated results of operations. Prior period non-GAAP financial measures and the associated GAAP to non-GAAP reconciliations presented in this press release have been recast to conform to the current presentation.